Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127400 of New York Mortgage Trust, Inc. on Form S-3/A and Registration Statements No. 333-117524 and No. 333-137987 of New York Mortgage Trust, Inc. on Form S-8 of our reports dated March 31, 2008, relating to the financial statements of New York Mortgage Trust, Inc. and subsidiaries and to the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of New York Mortgage Trust, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 31, 2008